Exhibit 99.1

GlobalSCAPE, Inc. Number One Small Business in 2015 Top Workplaces Survey by San Antonio Express-News

Employee nominations distinguish company for its values, leadership and growth opportunities

SAN ANTONIO – October 26, 2015 – GlobalSCAPE, Inc. (NYSE MKT: GSB), the secure information exchange company, announced today that it has been ranked first among small businesses in the latest survey of San Antonio’s Top Workplaces, an honor based solely on employee nominations and feedback, awarded by San Antonio Express-News. With this year’s distinction, Globalscape has been recognized a Top Workplace five times, being previously recognized in 2010, 2011, 2012, and 2014.

Top Workplaces, hosted by the San Antonio Express-News for the seventh year, teams up with Workplace Dynamics, an independent research firm, to distinguish the region’s best places to work based on employee surveys. This year’s survey covered assessment in areas including company values, leaders, and future; company communication and execution; working atmosphere and environment; opportunity for training and progression; quality of the managers and their managerial skills; assessment of employee compensation; and workplace flexibility and diversity.

Winners were announced at an awards luncheon held at the Grand Hyatt in San Antonio, on October 22. The full list of winners was featured in a special Top Workplaces section published in the Express-News on October 25 and can be found here.

SUPPORTING QUOTES
James L. Bindseil, President and CEO at Globalscape
“We are honored to be ranked number one among small businesses in the area and named a Top Workplace by the San Antonio Express-News. At Globalscape, we do our best to create a workplace environment that empowers and rewards our staff. This recognition really honors our employees who work tirelessly to drive our company forward, creating innovative products, ensuring that our customers are happy, and ultimately driving lasting success for our organization. ”

About Globalscape
San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit Globalscape, or subscribe to our Blog or Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2014 fiscal year, filed with the Securities and Exchange Commission on March 30, 2015.

GLOBALSCAPE PRESS CONTACT
Contact: Ciri Haugh
Phone Number: (210) 308-8267
Email: PR@globalscape.com

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